Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-164696, 333-174127 and 333-190469) pertaining to the 2003 Israeli Stock Option Plan and the 2010 Incentive Option Scheme Senstar Technologies Ltd. (Formerly: Magal Security Systems Ltd.) of our report dated April 20, 2023, with respect to the consolidated financial statements of Senstar Technologies Ltd. (Formerly: Magal Security Systems Ltd.) included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

Tel-Aviv, Israel April 20, 2023	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global